Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-26359) pertaining to the Sonic Corp. Savings and Profit Sharing Plan of our report dated June 23, 2003, with respect to the financial statements and supplemental schedule of Sonic Corp. Savings and Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP
Oklahoma City, Oklahoma June 26, 2003